UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
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Pinnacle West Capital Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PINNACLE WEST CAPITAL CORPORATION

Post Office Box 52132
PHOENIX, ARIZONA 85072-2132

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday, May 18, 2005

To our Shareholders:

     You are invited to attend the 2005 Annual Meeting of Shareholders of Pinnacle West Capital Corporation to be held at the Hyatt Regency Phoenix at Civic Plaza, 122 North Second Street, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 18, 2005. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:

(1)	Election of four (4) directors; and

(2)	Ratification of the appointment of the Company’s independent auditors for the fiscal year ending 2005.

     All shareholders of record at the close of business on March 18, 2005 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.

By order of the Board of Directors,

NANCY C. LOFTIN
Vice President, General Counsel and Secretary

Approximate date of mailing to shareholders:
April 11, 2005

We encourage each shareholder to sign and return the enclosed proxy card or to use telephone or internet voting. Please see our General Information section for information about voting by telephone, internet or mail.

GENERAL INFORMATION	1
What is the purpose of the Annual Meeting?
Who is entitled to vote?
How do I vote?
Is my vote confidential?
What constitutes a quorum?
What are the Board’s recommendations?
What is required to approve the items to be voted on?
Will shareholders be asked to vote on any other matters?
Who is entitled to attend the Annual Meeting?
Can I change or revoke my vote after I submit my proxy?
How do I get a copy of the Annual Report?
INFORMATION ABOUT OUR BOARD, ITS COMMITTEES AND OUR CORPORATE GOVERNANCE	3
How often did the Board meet during 2004?
Do we have independent directors?
What are the committees the Board has established?
What are the responsibilities of the Audit Committee?
What are the responsibilities of the Human Resources Committee?
What are the responsibilities of the Finance and Operating Committee?
What are the responsibilities of the Corporate Governance Committee?
How are nominees for the Board selected?
How are directors compensated?
How can shareholders communicate with the Board?
Do Board members attend the Annual Meeting?
Does the Company have a code of business conduct and ethics?
PROPOSAL 1 - ELECTION OF DIRECTORS	8
Who will be elected at the Annual Meeting?
Which directors also serve on the board of a subsidiary?
Who are the current nominees?
WHICH DIRECTORS WILL CONTINUE IN OFFICE?	10
HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED BY MANAGEMENT AND LARGE SHAREHOLDERS?	12
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
AUDIT MATTERS	14
Report of the Audit Committee
Who are the Company’s independent accountants and will they be at the Annual Meeting?
What fees were paid to our independent accountants in 2002, 2003 and 2004?
What are the Audit Committee’s pre-approval policies?
PERFORMANCE GRAPH	17
EXECUTIVE COMPENSATION	18
Report of the Human Resources Committee
Human Resources Committee Interlocks and Insider Participation
What compensation was paid to the named executive officers in 2004?
What options were granted to the named executive officers in 2004?
What options were exercised by the named executive officers in 2004?
What long-term incentive plan awards were given to the named executive officers in 2004?
What are the Company’s defined benefit plans?
PROPOSAL 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY	32
ADDITIONAL INFORMATION	32
How do we submit shareholder proposals or director nominations for the next Annual Meeting?
How many annual reports and proxy statements are delivered to a shared address?
How much did this proxy solicitation cost?
APPENDIX A – DIRECTOR INDEPENDENCE STANDARDS	34

GENERAL INFORMATION

     This proxy statement contains information regarding the Company’s 2005 Annual Meeting of Shareholders to be held at the Hyatt Regency Phoenix at Civic Plaza, 122 North Second Street, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 18, 2005. The enclosed proxy is being solicited by the Company’s Board of Directors.

What is the purpose of the Annual Meeting?

     At the Annual Meeting you will vote on the matters outlined in the notice of meeting on the cover page of this proxy statement.

Who is entitled to vote?

     All shareholders at the close of business on March 18, 2005 (the record date) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “What is required to approve the items to be voted on?” on page 2 of this proxy statement). At the close of business on the record date there were 92,091,066 shares of common stock outstanding.

How do I vote?

     You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

If you vote by telephone or internet, DO NOT mail your proxy card.

Is my vote confidential?

     Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting your votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.

What constitutes a quorum?

     To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares as of the record date are represented in person or by proxy. Shares owned by the Company are not considered outstanding or to be present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting, but will have no effect on the outcome of Proposal 2.

What are the Board’s recommendations?

     Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of directors (see Proposal 1); and

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending 2005 (see Proposal 2).

What is required to approve the items to be voted on?

Election of directors. Individuals receiving the highest number of votes will be elected. The number of votes which a shareholder may cast is calculated by multiplying the number of shares of common stock owned by the shareholder as of the record date by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Abstentions and broker non-votes will not be counted towards a nominee’s total.

Other items. For each other item, the affirmative vote of a majority of the shares voted on that item will be required for approval. Abstentions and broker non-votes on a proposal will have no effect on the outcome of the proposal.

Will shareholders be asked to vote on any other matters?

     The Board of Directors is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their own judgment. Shareholders attending the meeting may directly vote on those matters or they may vote by proxy.

Who is entitled to attend the Annual Meeting?

     You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date; however, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.

Can I change or revoke my vote after I submit my proxy?

     Even after you have submitted your proxy card or voted by telephone or by internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I get a copy of the Annual Report?

     A copy of the Annual Report is available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address” on page 32 of this proxy statement.

INFORMATION ABOUT OUR BOARD, ITS COMMITTEES
AND OUR CORPORATE GOVERNANCE

How often did the Board meet during 2004?

     The full Board of Directors met nine (9) times during 2004. Every director attended at least ninety percent (90%) of the meetings of the full Board and any committees on which he or she served.

Do we have independent directors?

     New York Stock Exchange (“NYSE”) rules require companies listed on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board of Directors has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are attached to this proxy statement as Appendix A.

     Based on the Director Independence Standards and a review of each director’s involvement in other businesses and operations, including involvement in charitable or non-profit organizations to which the Company or its affiliated entities made contributions during 2004, the Board of Directors has determined that three (3) of the Company’s twelve (12) directors are not independent and that nine (9) of the directors are independent. The nine (9) independent directors are Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez and Nordstrom and Mmes. Grant, Hesse and Munro. Messrs. Davis and Post are not independent under NYSE rules because of their employment with the Company. Mr. Stewart is not independent under NYSE rules because of his prior employment with the Company.

What are the committees the Board has established?

     The Board has a standing Audit Committee, Human Resources Committee, Corporate Governance Committee and Finance and Operating Committee. The Audit Committee, Human Resources Committee and Corporate Governance Committee are made up of independent directors (see “Do we have independent directors?” above). The following table sets forth the membership of these committees as of the date of this proxy statement:

		Human	Corporate	Finance and
	Audit	Resources	Governance	Operating
Director	Committee	Committee	Committee	Committee

Edward N. Basha, Jr.	*	*	*
Jack E. Davis				*
Michael L. Gallagher				**
Pamela Grant	*	*	*
Roy A. Herberger, Jr.		**	*	*
Martha O. Hesse	**		*	*
William S. Jamieson, Jr.	*	*	*
Humberto S. Lopez	*	*	*
Kathryn L. Munro	*		**	*
Bruce J. Nordstrom	*		*	*
William J. Post				*
William L. Stewart				*

*	Member
**	Chair

What are the responsibilities of the Audit Committee?

     The primary functions of the Audit Committee, which held six (6) meetings in 2004, are to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Board has determined that each member of the Audit Committee meets the NYSE experience requirements and that Ms. Hesse, the Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes- Oxley”). The Audit Committee Charter is available at the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request copies by contacting Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 32 of this proxy statement.

What are the responsibilities of the Human Resources Committee?

     The functions of the Human Resources Committee, which held three (3) meetings in 2004, are to review the Company’s general compensation strategy; review and approve policies on compensation, benefits, and perquisites, including incentive cash-compensation plans, equity participation, or other forms of executive incentives; review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), assess the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this assessment; recommend persons to the full Board for election or appointment as officers; and recommend to the full Board the form and amount of director compensation. The Charter of the Human Resources Committee is available at the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request copies by contacting Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 32 of this proxy statement.

What are the responsibilities of the Finance and Operating Committee?

     The responsibilities of the Finance and Operating Committee include reviewing the Company’s historical and projected financial performance and maintaining an awareness of issues affecting the Company’s financial condition; reviewing and recommending approval of short-term investments and borrowing guidelines; reviewing the Company’s financing plan and recommending approval of the issuance and optional redemption of long-term debt, common equity, preferred stock, credit facilities, and other types of credit support, including derivatives; and reviewing and recommending approval of the general parameters within which designated Board committees or designated officers of the Company may, pursuant to Board authority, establish terms and conditions relating to the issuance of long-term debt and equity securities. In addition, the Committee reviews and recommends to the Board the Company’s dividend actions, including stock splits, stock dividends and other distributions. The Finance and Operating Committee held four (4) meetings in 2004. The Finance and Operating Committee Charter is available at the Company’s website (www.pinnaclewest.com).

What are the responsibilities of the Corporate Governance Committee?

     The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance, including the development of the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines and the Corporate Governance Committee Charter are available on the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request copies by contacting Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 32 of this proxy statement. Additional functions of the Corporate Governance Committee include the development and recommendation to the full Board of criteria for selecting new directors; identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommending director nominees to the full Board; and recommending to the Board the directors who should serve on each of the Board committees.

     NYSE rules require that non-management directors meet at regularly scheduled sessions without management. In 2004, all of the Company’s non-management directors were given notice of and could attend the meetings of the Corporate Governance Committee. The Corporate Governance Committee met four (4) times in 2004 and at two (2) of these meetings management was not present for all or part of the meeting and at one (1) of these meetings all of the Company’s independent directors met in executive session. Ms. Munro is the presiding director and chairs the Corporate Governance Committee and the meetings of the non-management directors.

How are nominees for the Board selected?

     As noted above, the Corporate Governance Committee is solely responsible for identifying individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board.

     Shareholder Nominees. The policy of the Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. See “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 32 of this proxy statement. In evaluating such nominations, the Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Pinnacle West Capital Corporation
400 North 5th Street
Mail Station 9068
Phoenix, Arizona 85004

     In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at any Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, see “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 32 of this proxy statement.

     Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Corporate Governance Committee recommended nominees for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for the Board, the Corporate Governance Committee considers the following qualities, among others: integrity, specific or general skills or experience, wisdom, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

     Identifying and Evaluating Nominees for Directors. The Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for a director position. The Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance Committee, and may be considered at any point during the year. As described above, the Corporate Governance Committee also considers properly submitted shareholder nominations for candidates for the Board.

How are directors compensated?

     Only non-employee directors are compensated for Board service. Directors receive $30,000 in annual retainer fees. In addition, the Chairman of the Audit Committee receives an additional annual retainer fee of $6,000 and all other committee chairmen receive an additional annual retainer fee of $3,000. These amounts are prorated for any portion of the year during which a director or committee chairman serves. Non-employee directors are eligible for grants of stock and non-qualified options under a non-employee director equity plan. Under the plan, a director receives 900 shares of stock each year. On or before December 31 of a director’s first year on the Board, the director must own or acquire at least 900 shares of common stock as a condition to receiving the 900-share grant. This ownership requirement increases by 900 shares annually until it reaches 4,500 shares. Grants of non-qualified options to directors are discretionary. To date, no such option grants have been made under the plan. In addition, directors are paid $1,500 for each Board meeting attended; however, in connection with the July Board meeting, which was a three-day meeting, the directors were paid $1,500 per day. Directors also receive $1,500 for each committee meeting attended if they are a member of that committee or if they are invited to attend the committee meeting by the chairman of the committee.

     Company directors, including employee directors, who also serve as directors of the Arizona Public Service Company (“APS”) and Pinnacle West Energy Corporation (“PWEC”) Boards, do so for no additional compensation. Non-employee Company directors who serve on the SunCor Development Company (“SunCor”) Board, the APS Energy Services Company, Inc. (“APSES”) Board or the El Dorado Investment Company (“El Dorado”) Board receive $5,000 in annual retainer fees and $500 for each Board meeting attended. Employee Company directors who serve on the SunCor Board, the APSES Board and the El Dorado Board do so for no additional compensation. Company directors who served on the Board of NAC Holding Inc./NAC International Inc. (collectively, “NAC”), including employee directors, received a retainer fee of $3,000 and $500 for each Board meeting attended. These directors resigned from the NAC Boards when NAC was sold by the Company. Mr. Stewart serves as the Board’s liaison to the APS nuclear oversight group, for which he receives $5,000 per quarter in additional director’s fees.

How can shareholders communicate with the Board?

     Shareholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North 5th Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. Communications that are intended specifically for the non-management directors should be sent to the same address to the attention of the Corporate Governance Committee Chairman.

Do Board members attend the Annual Meeting?

     Yes. The Company’s Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. Ten of the Board members attended the 2004 Annual Meeting.

Does the Company have a code of business conduct and ethics?

     Yes. In order to ensure the highest levels of business ethics, the Board has adopted the following two codes of conduct:

      1. Code of Ethics for Financial Professionals. The Company has adopted a Code of Ethics for Financial Professionals, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. For purposes of this Code, a Financial Professional means (a) any Company professional employee in the area of finance, accounting, internal audit, energy risk management, marketing and trading financial control, tax, investor relations, or treasury, and (b) the Company’s Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and persons performing similar functions at any of the Company’s subsidiaries.

     2. Ethics Policy and Standards of Business Practices. “Doing the Right Thing” presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees receive a copy of “Doing the Right Thing” when they join the Company and are provided updates periodically throughout their employment. These guidelines help ensure that the employees, officers and directors of the Company act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.

     The codes of conduct are available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. The shareholders may request copies from Shareholder Services at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?” on page 32 of this proxy statement.

PROPOSAL 1 – ELECTION OF DIRECTORS

Who will be elected at the Annual Meeting?

     The Company’s Articles of Incorporation provide for the division of the Board of Directors into three classes of approximately equal size (Class I, Class II and Class III). Each class serves for a period of three years, although occasionally a director may be elected for a shorter term in one class in order to keep the number of directors in each class approximately equal.

     The shareholders will elect four (4) Class II directors this year to serve as members of the Board until the Annual Meeting of Shareholders in 2008 or until their successors are elected and qualified. If one or more of the four (4) nominees becomes unavailable to serve prior to the meeting date, the persons named as proxy holders will vote those shares for the election of such other person(s) as the Board may recommend, unless the Board reduces the number of directors in the affected class.

Which directors also serve on the board of a subsidiary?

     The following Company directors also serve as directors of the following Company subsidiaries:

APS: Messrs. Basha, Davis, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Post and Stewart, and Mmes. Grant, Hesse and Munro

PWEC: Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Post and Stewart, and Mmes. Grant, Hesse and Munro

APSES: Messrs. Post and Stewart

SunCor: Messrs. Gallagher, Lopez and Post, and Ms. Grant

El Dorado: Messrs. Gallagher, Herberger and Post

Who are the current nominees?

     The nominees for election as Class II directors are set forth on the table on the following page:

NOMINEES FOR CLASS II DIRECTORS
(TERM EXPIRING AT 2008 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since

Edward N. Basha, Jr.	67	Chairman of the Board of Bashas’ supermarket chain since 1968 and an Arizona civic leader dedicated to multiple Arizona community projects.	1999

Michael L. Gallagher	60	Attorney-at-law with Gallagher & Kennedy, P.A., Phoenix, Arizona. Chairman Emeritus of Gallagher & Kennedy since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is also a director of Action Performance Companies, Inc.	1999

Bruce J. Nordstrom	55	President of and certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988.	2000

William J. Post	54	Chairman of the Board of the Company since February 2001 and CEO of the Company since February 1999. Mr. Post has served as an officer of the Company since 1995 in the following additional capacities: from August 1999 to February 2001 as President; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also Chairman of the Board of APS, PWEC, APSES, SunCor and El Dorado, and has held various officer positions at APS since 1982. Mr. Post is also a director of Phelps Dodge Corporation.	1997

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION
OF THE NOMINATED SLATE OF DIRECTORS.

WHICH DIRECTORS WILL CONTINUE IN OFFICE?

The incumbent directors are set forth on the tables below and on the following page:

INCUMBENT CLASS III DIRECTORS
(TERM EXPIRING AT 2006 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since

Jack E. Davis	58	Chief Operating Officer of the Company since September 2003 and President of the Company since February 2001. President and Chief Executive Officer of APS since September 2002. From October 1998 until September 2002, Mr. Davis served as President, Energy Delivery and Sales of APS. Mr. Davis served as Executive Vice President and Chief Operating Officer of the Company from April 2000 to February 2001. Mr. Davis served in various APS positions as follows: Executive Vice President of Commercial Operations from September 1996 to October 1998; and Vice President, Generation and Transmission from June 1993 to September 1996.	2001

Pamela Grant	66	Civic leader. President of TableScapes, Inc. (party supply rentals) from July 1989 through January 1995. Ms. Grant was President and CEO of Goldwaters Department Stores (general mercantile), a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chairman and CEO of Goldwaters Department Stores, a division of Associated Dry Goods.	1985

Martha O. Hesse	62	President of Hesse Gas Company from 1990 to 2003. In 1990, Ms. Hesse served as Senior Vice President of First Chicago Corporation (financial services), and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. Ms. Hesse is also a director of Terra Industries Inc., Enbridge Energy Partners and AMEC plc.	1991

William S. Jamieson, Jr.	61	President of Micah Institute of Asheville, North Carolina since January 2005. From January 1999 to December 2004, Mr. Jamieson was President for the Institute of Servant Leadership. From January 1996 to January 1999, Mr. Jamieson was the Vice President for the Institute of Servant Leadership.	1991

INCUMBENT CLASS I DIRECTORS
(TERM EXPIRING AT 2007 ANNUAL MEETING)

Name	Age	Occupation, Business & Directorships	Director Since

Roy A. Herberger, Jr.	62	President of Thunderbird, The Garvin School of International Management, from 1989 until August 2004. President Emeritus of Thunderbird since November 2004. Mr. Herberger is also a director of Action Performance Companies, Inc.	1992

Humberto S. Lopez	59	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975.	1995

Kathryn L. Munro	56	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chairman of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro is also a director of FLOW International Corporation and Capitol Bancorp Limited.	2000

William L. Stewart	61	Mr. Stewart retired from the Company effective November 26, 2003. Mr. Stewart served as Chief Executive Officer of PWEC from October 2002 until January 2003 and President of PWEC from October 1999 until January 2003. Mr. Stewart served as President, Generation, of APS from October 1998 to October 2002.	2001

HOW MANY SHARES OF PINNACLE WEST STOCK ARE OWNED BY
MANAGEMENT AND LARGE SHAREHOLDERS?

     The following table shows the amount of Pinnacle West common stock owned by our directors, nominees, the named executive officers, other executive officers and those persons who beneficially own more than 5% of our common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.

     The address of listed shareholders not otherwise set forth below is P.O. Box 52132, Phoenix, Arizona 85072-2132. Unless otherwise indicated, all information is as of March 18, 2005, the record date for the Annual Meeting.

	Number of	Shares
	Shares	Acquirable
	Beneficially	Within 60	Percent of
Name	Owned (1)	Days (2)	Class
Directors and Nominees:
Edward N. Basha, Jr.	7,535	0	*
Jack E. Davis	45,393	148,416	*
Michael L. Gallagher	7,909	0	*
Pamela Grant	19,956	0	*
Roy A. Herberger, Jr.	12,260	0	*
Martha O. Hesse	17,437	0	*
William S. Jamieson, Jr.	9,590	0	*
Humberto S. Lopez	29,610	0	*
Kathryn L. Munro	6,281	0	*
Bruce J. Nordstrom	8,949	0	*
William J. Post	62,152	456,167	*
William L. Stewart	40,463	0	*

Other Executive Officers Named on Page 23:
Donald E. Brandt	2,309	5,041	*
James M. Levine	32,710	81,545	*
Steven M. Wheeler	7,197	21,125	*

All Directors, Nominees, Named Executive Officers, and Executive Officers as a Group (20 Persons):	373,931	919,585	1.4%

5% Beneficial Owners (3):
JPMorgan Chase & Co. (4)	8,421,274	N/A	9.1%
270 Park Ave.
New York, NY 10017

Barclays Global Investors, NA. and certain other entities	5,845,210	N/A	6.4%
45 Fremont Street
San Francisco, CA 94105

*	Represents less than 1% of the outstanding common stock.

	Number of	Shares
	Shares	Acquirable
	Beneficially	Within 60	Percent of
Name	Owned (1)	Days (2)	Class
Wellington Management Company, LLP	5,533,300	N/A	6.0%
75 State Street
Boston, MA 02109

Capital Research and Management Company	5,355,000	N/A	5.9%
333 South Hope Street
Los Angeles, CA 90071

(1)	Does not include shares that could be purchased by the exercise of options available at March 18, 2005 or within 60 days thereof under the Company’s equity incentive plans. Those shares are shown in a separate column on this table. The following shares are held in joint tenancy: Directors and Nominees: Mr. Davis – 38,166; Mr. Gallagher – 7,909; Mr. Herberger – 4,910; and Mr. Stewart – 40,463; Other Executive Officers Named on Page 23: Mr. Wheeler – 6,357; and All Directors, Nominees, Named Executive Officers and Executive Officers as a Group: 115,509. The following shares are held in joint trusts: Directors and Nominees: Mr. Basha – 7,275; Mr. Lopez – 29,610; and Ms. Munro – 6,281; and All Directors, Nominees, Named Executive Officers and Executive Officers as a Group: 70,695.

(2)	Reflects the number of shares that could be purchased by the exercise of options available at March 18, 2005 or within 60 days thereof under the Company’s equity incentive plans. The named executive officers will acquire additional shares of common stock pursuant to the 2002 performance share awards as described in footnote 5 to the Summary Compensation Table on page 23 of this proxy statement.

(3)	Wellington Management Company, LLP Schedule 13G filing, dated February 14, 2005 and filed with the SEC on February 14, 2005, reports beneficial ownership of 5,533,300 shares with shared voting power as to 1,605,000 shares and shared dispositive power as to 5,533,300 shares. JPMorgan Chase & Co. Schedule 13G/A filing, dated February 10, 2005 and filed with the SEC on February 10, 2005, reports beneficial ownership of 8,421,274 shares with sole voting power as to 5,247,968 shares, shared voting power as to 741,472 shares, sole dispositive power as to 7,016,794 shares, and shared dispositive power as to 1,325,440 shares. Capital Research and Management Company Schedule 13G filing, dated February 9, 2005 and filed with the SEC on February 14, 2005, reports beneficial ownership of 5,355,000 shares, with sole dispositive power as to 5,355,000 shares. Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Capital Securities Limited and Palomino Limited Schedule 13G filing, dated February 14, 2005 and filed with the SEC on February 14, 2005, reports beneficial ownership collectively of 5,845,210 shares with sole voting power as to 5,433,503 shares and sole dispositive power as to 5,845,210 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 31, 2004.

(4)	Certain affiliates of JPMorgan Chase & Co. (collectively, “JPMorgan”), a 9.1% stockholder of the Company, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to JPMorgan by the Company and its subsidiaries for the fiscal year ended 2004 were approximately $3,713,493. In addition, an affiliate of JPMorgan is the equity participant in one of APS’ sale and leaseback transactions relating to Unit 2 of the Palo Verde Nuclear Generating Station (see footnote 9 to the Company’s consolidated financial statements in its Form 10-K report for the year ended December 31, 2004). In the fiscal year ended 2004, APS has made lease payments of approximately $14,870,080 pursuant to this transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the SEC. Based solely on the Company’s review of these reports, the Company believes that its directors, officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2004 and prior fiscal years on a timely basis except as otherwise previously disclosed, and except that, due to a Company administrative oversight, Mr. Basha inadvertently failed to timely report a donation of 900 shares to a charitable foundation during each of fiscal years 2000, 2001, 2002, and 2003, and Ms. Gomez, as a result of an election to receive dividends and interest in the form of Company stock under the Company’s Investors Advantage Plan in connection with restrictions lapsing on restricted stock, inadvertently failed to timely report the receipt of 99 shares in fiscal year 2002 and 111 shares in fiscal year 2003.

AUDIT MATTERS

Report of the Audit Committee

     The Audit Committee of the Board submitted the following report:

     In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors are responsible for auditing and rendering an opinion on those financial statements as well as auditing certain aspects of the Company’s internal controls. The Committee’s responsibility is to monitor these processes.

     The Audit Committee is composed of seven non-employee directors, each of whom meets the experience and independence requirements of the NYSE. In addition, the Board of Directors has determined that Martha O. Hesse is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee reviewed the Company’s March 31, 2004, June 30, 2004 and September 30, 2004 Form 10-Q Reports with management, the Company’s independent auditors and the Company’s internal auditors before such documents were filed with the SEC. As part of that review, the Audit Committee reviewed the Company’s disclosure controls and procedures and the process by which the Company’s chief executive officer and chief financial officer satisfied their obligations to certify certain aspects of the Company’s SEC filings pursuant to SEC requirements and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. During 2004, the Audit Committee met six (6) times. These meetings included sessions with the Company’s internal auditors and with the independent auditor, both with and, at three of these meetings, without the presence of management.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, the formal written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Committee discussed with the auditors any relationships that may impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee further determined that the other services provided to the Company for which the auditors received the fees disclosed on page 16 of this proxy statement were compatible with maintaining the auditors’ independence.

     The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended, “Codification of Statements on Auditing Standards, AU § 380” and Rule 2-07 of Regulation S-X, and with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements. The Committee also discussed the results of internal audit examinations.

     During 2004, management completed the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte & Touche LLP. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of the Company’s internal controls over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 related to its audit of (1) the consolidated financial statements and financial statement schedule, (2) management’s assessment of the effectiveness of internal controls over financial reporting and (3) the effectiveness of internal controls over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal controls over financial reporting and management’s preparations for the evaluation in 2005.

     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004, with the Company’s management, the Director of Audit Services and the independent auditors.

     Based on the foregoing, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Martha O. Hesse	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson, Jr.
Humberto S. Lopez
Kathryn L. Munro
Bruce J. Nordstrom

Who are the Company’s independent accountants and will they be at the Annual Meeting?

     The Audit Committee has approved the retention of Deloitte & Touche LLP, independent certified public accountants, to examine the Company’s financial statements for the year ending December 31, 2005. The Company expects that representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

What fees were paid to our independent accountants in 2002, 2003 and 2004?

The following fees were paid to the Company’s independent public accountants, Deloitte & Touche LLP, for the last three fiscal years:

Type of Service	2002	2003	2004
Audit Fees (1)	$1,602,125	$2,467,659	$3,065,405
Audit-Related Fees (2)	108,000	516,950	571,000
Tax Fees (3)	126,216	1,771,027	1,579,928
All Other Fees (4)	183,425	3,840	0

(1)	The aggregate fees billed for services rendered for the audit of the Company’s annual financial statements and for review of financial statements included in Forms 10-Q, attestation procedures on internal controls over financial reporting, and services related to SEC matters and filings.

(2)	The aggregate fees billed for services that are reasonably related to the performance of the audit or review of the financial statements that are not included in Audit Fees reported above, which primarily consist of fees for auditing of the Company’s benefit plans, auditing of the stock transfer agent and registrar functions and Sarbanes-Oxley Section 404 readiness and, for 2003 only, the auditing of one of the Company’s subsidiaries.

(3)	The aggregate fees billed primarily for investment tax credit services, capitalized overhead recommendations (for 2003 only), tax compliance and tax planning.

(4)	The aggregate fees billed for services rendered, other than the services described above, which for 2003 consisted of continuing professional education fees, and which for 2002 consisted of power marketing consultation.

What are the Audit Committee’s pre-approval policies?

     The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Deloitte & Touche LLP for the Company in 2004 were pre-approved by the Audit Committee.

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for Pinnacle West Capital Corporation stock, the Standard & Poor’s 500 Stock Index, and the Edison Electric Institute Index of Investor-Owned Electrics. The graph assumes that $100 was invested on the last trading day in 1999 in Company stock and in the market represented by each of the two indices, and that any dividends were reinvested.

	1999	2000	2001	2002	2003	2004
Pinnacle West	100	162	147	125	154	179
S&P 500 Index	100	91	80	62	80	89
EEI Electric Index	100	148	135	115	142	175

EXECUTIVE COMPENSATION

Report of the Human Resources Committee

          The Human Resources Committee of the Board submitted the following report on executive compensation for the fiscal year ended December 31, 2004. This report describes the Committee’s overall objectives for the Company’s executive compensation program and discusses the specific components of the program. It also reviews the Committee’s determinations for the 2004 compensation of the Company’s Chief Executive Officer, William J. Post.

          What are the Committee’s responsibilities?

          The Human Resources Committee of the Board is responsible for compensation matters regarding executive officers. The duties of the Committee are detailed in a Committee Charter that the Committee and the Board periodically review and update, as necessary. The Company has posted the Charter on its website (www.pinnaclewest.com). The duties of the Committee include:

•	reviewing management’s plans and programs for the attraction, retention, succession, motivation and development of the human resources the Company needs in order to achieve its corporate objectives;

•	reviewing the goals and performance of all executive officers of the Company, including reviewing all compensation, benefits, and perquisites for such officers, in order to ensure that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	reviewing and approving corporate goals and objectives relevant to CEO compensation, assessing the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that assessment;

•	making recommendations to the full Board with respect to non-CEO executive officer compensation and incentive compensation and stock-based plans that are subject to Board approval; and

•	administering the Company’s stock-based incentive plans.

          Are the members of the Committee independent?

          Yes. The Human Resources Committee is composed entirely of non-employee directors and the Board has determined that all of the members of the Committee are independent under applicable NYSE rules and the Company’s Director Independence Standards.

          What is the Committee’s executive compensation strategy?

          The Committee’s executive compensation strategy is based on the following core principles:

•	Business Performance Accountability. The Committee believes that compensation should be tied to the financial performance of the Company, so that executives are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. The Committee believes that compensation should be tied to the individual’s performance, so that individual contributions to the Company’s performance are rewarded.

•	Alignment with Shareholder Interests. The Committee believes that compensation should be tied to the Company’s stock performance through performance-based stock incentives, which in turn serve to align executives’ interests with those of the Company’s shareholders.

•	Competitiveness. Finally, the Committee believes that the compensation program must be designed to attract, retain and reward key leaders critical to the Company’s success by providing competitive total compensation.

What are the components of the Company’s compensation program?

     In general, the Company’s compensation program consists of three major elements: base salary, performance-based annual incentives and long-term incentives. Long-term incentives can be in the form of stock options, performance share awards or stock ownership awards, each of which is discussed below. Since the approval by the Company’s shareholders of the 2002 Long-Term Incentive Plan (the “2002 Plan”), the Committee has placed increased emphasis on longer-term performance objectives through the use of stock-based incentives.

     Consistent with past practice, in 2003 the Committee directly engaged an outside compensation consultant to assist the Committee in its evaluation of 2004 compensation for the Company’s executive officers. The consultant met with the Committee and discussed, among other things, trends and prevailing practices affecting executive compensation. At the request of the Committee, the consultant provided the Committee with compensation information within a blended market comprised of 50% weighted for the utility labor market and 50% weighted for the general industry labor market (100% utility for utility specific jobs), adjusted for the Company’s size (including, in revenue comparisons, assets managed as well as owned), and taking into account the specific duties assigned to each executive officer. The Committee believes the Company’s compensation program should be competitive in both the utility industry and the blended market because the Company needs to be in a position to attract and retain quality talent as necessary in order to achieve the Company’s business goals.

     The compensation information used by the consultant and the Committee is based on an analysis of several compensation practices derived from a number of widely-accepted industry compensation surveys. The compensation information for the utility labor market was obtained in part from a survey providing an analysis of the compensation practices of an 11-company comparator group recommended by the compensation consultant and approved by the Committee (the survey used for the utility labor market requires an 11-company sample). The comparator group includes utilities that possess specified operational and/or market characteristics, for example, utilities that own nuclear and/or fossil generating plants or have similar amounts of assets. The 11-company sample, however, is just one of seven compensation survey data points used to determine competitive compensation (three of the data points represent the utility industry and are weighted 50%, and four of the data points represent general industry and are weighted 50%). Except for the 11-company sample, the other six data points are based on revenue – either regression analysis based on revenue or tabular data that groups companies by similar revenue size. The Committee believes using several surveys and several survey samples provides a sound competitive compensation analysis.

     The Committee then focused on the individual executives and their individual responsibilities, skills, expertise and value added through performance, and then applied these views in conjunction with the information provided by the consultant.

     Base Salary. The Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance and current compensation compared to market practices. The base salaries paid to the Company’s executive officers during 2004 overall were competitive with the median salaries in both the utility industry and the compensation analysis blended market.

     Annual Incentives. The Company has used incentive programs for all its employees for a number of years. For 2004, except with respect to Mr. Post, who is discussed separately below, the Committee, working with senior management and the consultant, recommended to the Board the approval of the Officer Variable Incentive Program. This plan is composed of two components, one of which is based on the Company’s 2004 earnings and the other on the achievement of specified business unit results. Once a specified earnings threshold is met, the achievement of the level of earnings and business unit results generally determines what award, if any, the officer receives. However, the amount of the award, if any, to each officer under the plan is in the discretion of the Committee. Accordingly, the Committee may consider factors other than Company earnings and the achievement of business unit results to measure performance, including input from the CEO about each officer’s 2004 achievements. For 2004, the incentive opportunities were designed to pay out total cash compensation (base salary plus incentive) at or near the median of the compensation analysis if performance objectives were achieved.

     The Committee assessed the attainment levels of the performance objectives in early 2005. The Committee determined that the earnings and business unit targets were met and approved the annual incentives to the officers of the Company. The annual incentives awarded to the Named Executive Officers are included in the bonus column of the Summary Compensation Table on page 23 of this proxy statement.

     Long-Term Incentives. The Committee believes management’s performance is ultimately judged by the delivery of returns to shareholders in the form of share price appreciation and dividends over time. To achieve this, the Committee intends that grants of performance shares and stock ownership incentives, which create a personal investment in the Company, serve as significant components of the total compensation package for officers and key management employees of the Company and its subsidiaries. Under the 2002 Plan, the terms of the performance shares and stock ownership incentives are as follows:

•	Performance shares are used to promote long-term performance. Generally, each recipient of performance shares is entitled to receive shares of common stock at the end of a three-year period based upon the Company’s earnings per share growth rate during that three-year period compared to the earnings per share growth rate of all relevant companies in the S&P Electric Utilities Index. For the performance shares granted in 2004, the three-year performance period is from January 1, 2004 to December 31, 2006. The earnings per share growth rate for the three-year performance period is the compounded annual-growth rate of a company’s earnings per share from continuing operations (plus SunCor’s discontinued operations for purposes of calculating the Company’s earnings per share growth), on a fully-diluted basis, during the three-year period. The number of shares of common stock a recipient is entitled to receive is determined by the Company’s relative percentile ranking in the Index during the three-year performance period. See the 2004 Performance Share Awards table on page 26 of this proxy statement for additional information regarding 2004 performance share awards.

•	Stock ownership incentives are used to promote annual performance and stock ownership. Each recipient who owned an amount of stock equal to a specified multiple of such individual’s base salary was entitled to receive 4% of the average number of shares of common stock owned by the recipient during 2004 if the Company’s 2004 earnings met a specified threshold. The share ownership requirements for executive officers are 5 times base salary in the case of the CEO; 3 times base salary in the case of the president of the Company; 2 times base salary in the case of the presidents of PWEC and APSES, executive vice presidents and senior vice presidents; and 1.75 times base salary in the case of all other officers. The 2004 earnings threshold was met, so those executive officers who held the requisite number of shares were granted their corresponding stock ownership awards. In the case of the Named Executive Officers, Mr. Levine met the required share ownership level, so he received a total of 1,207 shares of Company common stock in early 2005. The value of this common stock is included in the Restricted Stock Awards column of the Summary Compensation Table on page 23 of this proxy statement.

     Although performance-accelerated stock options are available under the 2002 Plan, the Committee did not award any such stock options in 2004 to executive officers other than options issued to Mr. Levine in accordance with the terms of his employment agreement.

     The members of the Human Resources Committee approve grants under the Company’s stock-based compensation plans. The Committee determines the size of grants in part by assessing competitive practices for comparable positions in other companies and the executive’s contributions to the Company.

     Other Programs. The Company also provides its officers and key managers with life and medical insurance, pension, compensation deferral programs, and other benefits. The Committee believes that the Company provides de-minimus perquisites to its executive officers.

     How is the Company’s CEO compensated?

     The Committee reviews the corporate goals and objectives relevant to the CEO’s compensation, assesses the CEO’s performance in light of these goals and objectives and sets the CEO’s compensation level based on this assessment. In determining the CEO’s compensation, the Committee considers the Company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years. As part of the Committee’s strategy in aligning CEO compensation with Company performance and shareholder return, Mr. Post’s base salary and total annual compensation is targeted around the median of the compensation analysis, so that if performance objectives are met, Mr. Post’s total cash compensation would be competitive.

     For 2004, the Committee established an incentive payment program for Mr. Post based upon Company earnings and individual performance. Depending on the earnings level achieved, Mr. Post’s incentive opportunity under the program ranged from a threshold of 63% of his base salary to a maximum of 200% of his base salary. However, similar to the Officer Variable Incentive Plan discussed above, the amount of the award, if any, to the CEO is in the discretion of the Committee. The 2004 earnings target was met and the Committee approved an annual incentive to Mr. Post of $1,350,000.

     In October 2004, Mr. Post’s salary as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board of APS was increased from $850,000 to $950,000. The

Committee provided this increase to Mr. Post in order to recognize his contributions to the Company and in order to move his base salary to the median of the compensation analysis.

     During 2004, Mr. Post was also granted the stock performance share awards reflected in the table on page 26 of this proxy statement. These awards are intended to meet the compensation objectives discussed above.

     How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

     Publicly-traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” While the Committee strongly believes in rewarding performance through the bonus and equity participation programs, certain features of these programs do not fit the law’s definition of “performance-based,” and therefore limited amounts of compensation may not be deductible.

COMMITTEE CHAIRMAN	COMMITTEE MEMBERS
Roy A. Herberger, Jr.	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson, Jr.
Humberto S. Lopez

Human Resources Committee Interlocks and Insider Participation

     None of the members of the Human Resources Committee is or has been an employee of the Company or any of its subsidiaries. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers. Mr. Gallagher, who served as a member of the Human Resources Committee for a portion of 2004, is Chairman Emeritus of Gallagher & Kennedy, PA, a law firm which provided legal services to the Company in 2004 and which will provide such services in 2005.

What compensation was paid to the named executive officers in 2004?

     The table on the following page sets forth information concerning total compensation paid to the Company’s CEO and four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2004 (collectively, the “named executive officers”) for services rendered in all capacities to the Company and its subsidiaries.

Summary Compensation Table

									All Other
									Compen-
Name and Principal									sation
Position	Year	Annual Compensation				Long-Term Compensation			($) (3)
						Awards	Payouts
					Other	Restricted
					Annual	Stock		LTIP
					Compen-	Awards ($)	Options	Payouts
		Salary($)	Bonus ($)		sation($)	(1) (2)	(#)	($) (5)
			Annual	Other
			Incen-	Awards
			tives ($)	($)
William J. Post	2004	870,174	1,350,000	0	0	0	0	546,005	30,682
Chairman of the Board	2003	774,926	0	0	0	0	85,750	0	31,273
and CEO of the	2002	608,750	250,000	0	0	0	108,000	0	38,421
Company and Chairman of the Board of APS and PWEC

Jack E. Davis	2004	716,674	1,000,000	0	0	75,700	0	260,363	25,059
President and COO of	2003	665,450	0	0	0	64,620	34,750	0	26,724
the Company and	2002	535,094	104,203	0	0	76,740	51,500	0	33,644
President and CEO of APS

James M. Levine	2004	561,342	313,206	0	0	129,303	11,130	78,994	34,932
Executive Vice	2003	557,503	0	112,000	0	64,620	17,250	0	38,593
President, Generation	2002	434,096	82,499	84,500	3,183	76,740	15,625	0	50,650
of APS, President and CEO of PWEC

Donald E. Brandt (4)	2004	372,668	180,196	0	0	0	0	0	9,762
Executive Vice	2003	324,660	0	50,000	23,827	0	15,125	0	7,385
President and CFO of	2002	16,667	2,160	50,000	30,963	0	0	0	0
the Company and APS, CFO of PWEC

Steven M. Wheeler	2004	356,676	168,955	0	0	0	0	69,515	9,390
Executive Vice	2003	317,669	0	0	0	0	15,125	0	9,285
President, Customer	2002	286,934	39,000	0	0	0	13,750	0	6,390
Service and Regulation of APS

(1)	The value of the restricted stock is based on the closing price of the Company’s common stock on the date the restricted stock was granted. Except as described for Messrs. Davis and Levine in the immediately following sentence, the restrictions lapse on restricted stock awards upon (i) the passage of three years from the date of grant or upon retirement after the age of 60 and (ii) the holding of certain numbers of unrestricted shares for certain periods of time as determined by the Human Resources Committee at the time of the grant. During each of 2004, 2003 and 2002, Messrs. Davis and Levine received 2,000 shares of restricted stock that vested upon the date of the grant. Dividends are paid on the restricted stock, but are held by the Company until the restrictions lapse. The number and value (at market) of aggregate restricted shareholdings as of the end of 2004 were: Mr. Post – 5,980 shares, $265,572; Mr. Davis – 0 shares, $0; Mr. Levine – 0 shares, $0; Mr. Brandt – 0 shares, $0, and Mr. Wheeler – 345 shares, $15,321. In addition, as shown on page 26 of this proxy statement, in the 2004 Performance Share Awards table, the named executive officers were granted long-term incentive plan awards. Similar awards were granted to the named executive officers in 2003 (the “2003 Performance Share Awards”). Under the terms of the grants, whether a common stock payment, if any, is made will not be determined until after the end of the performance period. However, in accordance with SEC reporting requirements, the number (based on target) and value (at market) of the 2004 Performance Share Awards as of the end of 2004 were: Mr. Post – 30,850 shares, $1,370,049; Mr. Davis – 12,500 shares, $555,125; Mr. Levine – 9,225 shares, $409,682; Mr. Brandt – 5,450 shares, $242,035 and Mr. Wheeler – 5,450 shares, $242,035. The number (based on target) and value (at market) of the 2003 Performance Share Awards as of the end of 2004 were: Mr. Post — 17,150 shares, $761,632; Mr. Davis — 6,950 shares, $308,650; Mr. Levine — 3,450 shares, $152,215; Mr. Brandt — 3,025 shares, $134,340 and Mr. Wheeler — 3,025 shares, $134,340. See also the information in footnotes (2) and (5) to this table.

(2)	In addition, in 2004, each of the named executive officers received a stock ownership incentive award entitling the officer to receive, following the award period described below, a number of shares of common stock equal to 4% of the average number of shares owned by the officer during the award period (January 1, 2004 to December 31, 2004) if both (1) a threshold performance goal based on the Company’s earnings from continuing operations plus SunCor’s earnings from discontinued operations (the “Threshold Performance Goal”) is satisfied, and (ii) the value of the average number of shares owned by the officer is at least a set multiple of the base salary of the officer (the “Ownership Requirement”). The ownership multiple in the case of Mr. Post is 5 times base salary; for Mr. Davis, 3 times base salary; and for Messrs. Levine, Brandt, and Wheeler, 2 times base salary. Although the Threshold Performance Goal was satisfied for 2004, only Mr. Levine satisfied the Ownership Requirement and received 1,207 shares of common stock pursuant to this award, which amount is included in the amount for 2004 shown in the Summary Compensation Table.

(3)	The amounts in this column for 2004 consist of Company matching contributions to the Company’s employees’ savings plan: Mr. Post – $9,225, Mr. Davis – $9,225, Mr. Levine – $6,150, Mr. Brandt – $9,225 and Mr. Wheeler – $6,150; the above-market portion of interest accrued under a deferred compensation plan: Mr. Post – $14,868, Mr. Davis – $15,834, Mr. Levine – $25,433, Mr. Brandt – $537 and Mr. Wheeler – $3,235; the above-market portion of interest accrued under restricted stock agreements: Mr. Post – $94 and Mr. Wheeler – $5; and life insurance premiums paid by the Company under an executive life insurance plan for: Mr. Post – $6,495 and Mr. Levine – $3,349.

(4)	Mr. Brandt joined the Company as an executive officer in December of 2002.

(5)	The amount in this column for 2004 consists of the common stock payout in respect of the 2002 performance share awards. The amount is an estimate based on the earnings per share reported by the comparator companies in their Form 10-K filings filed with the SEC. This calculation uses the closing price for the Company’s stock as of March 24, 2005, and the following number of estimated shares: Mr. Post – 12,960, Mr. Davis – 6,180, Mr. Levine – 1,875 and Mr. Wheeler – 1,650.

           What options were granted to the named executive officers in 2004?

               The following table sets forth information with respect to option grants to the named executive officers during 2004.

Option Grants During 2004

		Percentage of
	Performance	Total Options
	Options Granted	Granted to All
	in 2004 (Shares)	Employees in		Exercise Price		Grant Date
Name	(1)	2004		(per share)	Expiration Date	Present Value (2)
William J. Post	0	0%		N/A	N/A	N/A

Jack E. Davis	0	0%		N/A	N/A	N/A

James M. Levine	11,130 (3)	29.62	%(4)	$37.85	2/16/2014	$39,289

Donald E. Brandt	0	0%		N/A	N/A	N/A

Steven M. Wheeler	0	0%		N/A	N/A	N/A

(1)	Performance options are subject to special vesting schedules that may be accelerated based upon the achievement of pre-established performance targets determined by the Human Resources Committee. The options granted to Mr. Levine vest annually in installments of 33% per year beginning on March 18, 2004. Upon achievement of the annual performance targets described below, the vesting period will be accelerated by as much as one year. If the Company’s earnings per share growth from continuing operations for 2003 equals or exceeds the earnings per share growth of the S&P Electric Utilities Index for the same period (the “First Year Target”), the shares of stock that would have vested on March 18, 2005 will instead vest and become exercisable on September 18, 2004 and the shares that would have vested on March 18, 2006 will instead vest and become exercisable on September 18, 2005. Even if the First Year Target is not achieved, if the Company’s earnings per share growth from continuing operations for 2004 equals or exceeds the earnings per share growth for the S&P Electric Utilities Index for the same period (the “Second Year Target”), the shares of stock that would have vested on March 18, 2006 will instead vest and become exercisable on September 18, 2005. If the Company achieves the First Year Target and the Second Year Target, the shares of stock that would have vested on March 18, 2006 will instead vest and become exercisable on March 18, 2005. All options not already exercisable will become exercisable if (i) an individual retires on or after the age of 60 or (ii) upon the occurrence of a change of control as defined in the employee’s change of control agreement described on page 30 of this proxy statement. No SARs have been granted.

(2)	The Black-Scholes option-pricing model was chosen to estimate the present value. The basic assumptions used in the model were as follows: expected volatility of 17.04%; risk-free rate of return of 3.15%; dividend yield of 4.76%; and time to exercise of five years. The actual value to an executive, if any, will depend on whether the stock price appreciates above the exercise price at the time the option is exercised. The grant date present value set forth in the table is provided in accordance with the valuation methodology set forth in the SEC requirements.

(3)	This grant to Mr. Levine was a supplement to his grant in 2003 in accordance with his employment agreement.

(4)	A total of 37,580 performance options were awarded in 2004, none of which were awarded to any of the Company’s executive officers other than Mr. Levine.

What options were exercised by the named executive officers in 2004?

               The table set forth on the following page provides information with respect to options exercised by the named executive officers and year-end values.

Option Exercises in 2004 and Year-End Values

			Number of Securities		Value of Unexercised In-The-
			Underlying Unexercised		Money Options at Fiscal Year-
			Options at Fiscal Year-End		End (2)
	Shares
	Acquired on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Post	17,000	$267,900	427,584	57,166	$2,046,206	$692,852

Jack E. Davis	18,251	$265,464	136,833	23,166	$489,664	$280,772

James M. Levine	0	$0	72,085	18,920	$340,691	$188,055

Donald E. Brandt	5,042	$63,680	0	10,083	$0	$122,206

Steven M. Wheeler	14,208	$117,565	16,084	10,083	$49,077	$122,206

(1)	Value of options exercised is the market value of the shares on the exercise date minus the exercise price. The officers listed above who exercised options retained all shares received upon the exercise of options, except for those sold solely for the purpose of meeting option exercise costs and tax-withholding requirements.

(2)	The value of unexercised options equals the market value of Company common stock on December 31, 2004 ($44.41 per share) minus the exercise price of options.

What long-term incentive plan awards were given to the named executive officers in 2004?

               The following table sets forth information with respect to long-term incentive awards to the Company’s named executive officers during 2004. For additional information regarding these awards, see “Report of the Human Resources Committee – Long-Term Incentives” on page 20 of this proxy statement.

2004 Performance Share Awards

				Estimated Future Payouts Under Non-Stock Price Based Plans
							Above
					Threshold	Target	Target	Maximum
	Number	Performance Period		Below	25th	50th	75th	90th
Name	of Shares	Until Payout		Threshold	Percentile	Percentile	Percentile	Percentile
William J. Post	30,850	1/1/2004 - 12/31/2006		0	15,425	30,850	46,275	61,700

Jack E. Davis	12,500	1/1/2004 - 12/31/2006		0	6,250	12,500	18,750	25,000

James M. Levine	1,075	1/1/2003 - 12/31/2005	(1)	0	538	1,075	1,613	2,150
	8,150	1/1/2004 - 12/31/2006		0	4,075	8,150	12,225	16,300
Donald E. Brandt	5,450	1/1/2004 - 12/31/2006		0	2,725	5,450	8,175	10,900

Steven M. Wheeler	5,450	1/1/2004 - 12/31/2006		0	2,725	5,450	8,175	10,900

(1)	This grant to Mr. Levine was a supplement to his 2003 grant in accordance with his employment agreement.

     Except as otherwise shown, the performance share awards in the preceding table are payable at the end of the three-year performance period. The amount of the payout may increase or decrease based upon the Company’s earnings per share growth rate as compared to the earnings per share growth rate of the S&P Utilities Index during the performance period. The amount of the payout will be determined by the percentile relative ranking; however, in no event will an employee be entitled to receive a number of performance shares greater than two times the base grant. The Company pays dividends on the performance shares actually earned, with interest, when the award is vested and distributed.

What are the Company’s defined benefit plans?

Retirement Plan and Supplemental Excess Benefit Retirement Plan

     The Company currently maintains the Retirement Plan, a tax-qualified, non-contributory retirement plan for salaried and union employees, and the Supplemental Excess Benefit Retirement Plan, a supplemental excess benefit retirement plan that provides additional retirement benefits for key salaried employees (“Supplemental Plan”). Prior to January of 2003, benefits under the Retirement Plan and the Supplemental Plan accrued in accordance with a traditional retirement plan formula (collectively referred to herein as the “Traditional Formula”). Effective January of 2003, the Company modified the formula under which benefits accrue under the Retirement Plan and the Supplemental Plan to a retirement account balance formula (collectively referred to herein as the “Account Balance Formula”). Except with respect to Messrs. Wheeler and Levine who have special pension arrangements under their individual employment agreements with the Company, as part of the modification, all employees were able to elect to either (a) continue to receive benefits calculated under the Traditional Formula or (b) receive benefits calculated under the Traditional Formula for service through March 31, 2003, but with respect to service after that date, receive benefits calculated under the Account Balance Formula. All employees joining the Company after January 1, 2003 will have their benefits calculated under the Account Balance Formula. The benefits of Messrs. Levine and Wheeler are calculated under the Traditional Formula. The benefits of Messrs. Post, Davis and Brandt are calculated under the Traditional Formula with respect to service completed prior to April 1, 2003, and under the Account Balance Formula with respect to service completed on and after April 1, 2003.

     Traditional Formula

     The following table illustrates the annual benefits that would be provided under the Traditional Formula under both the Retirement Plan and the Supplemental Plan to the Company’s officers retiring at age 65 or later at the indicated compensation and years of service levels.

Average Annual	Years of Service
Compensation (1)	5	10	20	25 or more
$100,000	$15,000	$30,000	$50,000	$60,000
200,000	30,000	60,000	100,000	120,000
300,000	45,000	90,000	150,000	180,000
400,000	60,000	120,000	200,000	240,000
500,000	75,000	150,000	250,000	300,000
600,000	90,000	180,000	300,000	360,000
700,000	105,000	210,000	350,000	420,000
800,000	120,000	240,000	400,000	480,000
900,000	135,000	270,000	450,000	540,000
1,000,000	150,000	300,000	500,000	600,000
1,100,000	165,000	330,000	550,000	660,000
1,200,000	180,000	360,000	600,000	720,000
1,300,000	195,000	390,000	650,000	780,000
1,400,000	210,000	420,000	700,000	840,000
1,500,000	225,000	450,000	750,000	900,000

(1)	Benefits are calculated on a straight-life annuity basis. Benefits listed in the Table are not subject to deductions for Social Security or other offset amounts.

     Compensation under the Retirement Plan (for purposes of both the Traditional Formula and the Account Balance Formula) consists solely of base salary (as shown in the Summary Compensation Table, Salary Column) up to $205,000 (as adjusted for cost-of-living), including any amounts voluntarily contributed under the Company’s 401(k) plan and salary reduction contributions under the Company’s flexible benefits plan and its qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Compensation does not include additional components of compensation related to amounts voluntarily deferred under other deferred compensation plans, bonuses or incentive pay. The Supplemental Plan does include, subject to certain exceptions, these additional components of compensation plus base salary beyond the $205,000 limit. As a tax-qualified pension plan, benefits payable under the Retirement Plan are limited pursuant to the Internal Revenue Code. Therefore, benefits payable under the Supplemental Plan that are in excess of the benefits payable under the Retirement Plan are payable from the general assets of the Company. For purposes of the Traditional Formula, the average monthly compensation is the average of the highest 36 consecutive months in the final 10 years of employment. In addition, except with respect to Mr. Levine as described below, the maximum monthly benefit payable under the Traditional Formula under the Retirement Plan is sixty percent (60%) of the participant’s average monthly compensation during that 36 month period. For purposes of the

Account Balance Formula, contributions are made on the basis of the participant’s then current monthly compensation calculated as described above.

     The number of credited years of service for each of the named executive officers and the average annual compensation upon which payments under the Traditional Formula would be based, as of December 31, 2004, are as follows: Mr. Post – 30 years, $1,278,444; Mr. Davis – 30 years, $1,006,140; Mr. Levine – 20 years, $646,044; Mr. Brandt – .87 years, $424,968; and Mr. Wheeler – 16 years (see description of Mr. Wheeler’s employment agreement below), $389,748. Even though Messrs. Post and Davis have accrued 30 credited years of service while earning benefits under the total Traditional Formula, they earn no additional benefits for their credited service in excess of 25 years because only 25 years of credited service are counted under the Traditional Formula. Notwithstanding the table above, Mr. Levine’s pension benefit will increase by 3% of average annual compensation for each additional year of service to age 60, so that his pension benefit will equal 70% of his average annual compensation if he remains employed until age 60. See description of Mr. Levine’s employment agreement on page 29. Except with respect to Messrs. Brandt and Wheeler, who are discussed separately below, although years of service begin accruing on the date of employment, benefits do not vest until the completion of five years of service. Note that as a result of the election of Messrs. Post, Davis and Brandt to participate in the Account Balance Formula, their credited years of service under the Traditional Formula are frozen at the number of years set forth above. Under the terms of Mr. Brandt’s employment agreement, five (5) years of service was credited to his pension vesting only. Under the terms of Mr. Wheeler’s employment agreement, he received ten (10) years of service solely for the purpose of calculating future pension benefits and two (2) years of service for pension purposes in each of his first two years of employment.

     The benefits of Messrs. Post and Davis are offset by whatever benefits they accrue under the Account Balance Formula described below.

     Account Balance Formula

     Under the Account Balance Formula, a notional account is established for each eligible participant. The Company credits monthly amounts (base credits, transition credits and interest credits) to a participant’s account. Therefore, a participant’s total account balance equals the sum of all the monthly base, transition and interest credits made to the account. The amount of the base credit and transition credit a participant receives each month is described in the charts below. The transition credit is only for service until 2013 and applies only to participants who elected the Account Balance in 2003 and who also have a Traditional Formula benefit. Since benefits payable from the Account Balance Formula in the Supplemental Plan are reduced by benefits payable from the Account Balance Formula in the Retirement Plan, an executive who participates in the Supplemental Plan does not receive duplicative benefits under the Account Balance Formula. The maximum monthly base and traditional credits available under the plans are determined under the following charts:

     Retirement Plan:

Age Plus Whole Years Of		Transition Credits: Percent Of
Service At End Of Plan Year In	Base Credits: Percent Of Monthly	Monthly Compensation
Which Month Occurs	Compensation Contribution Rate	Contribution Rate
Less than 40	4%	1%
40-49	5%	1.25%
50-59	6%	1.50%
60-69	7%	1.75%
70-79	9%	2.25%
80 and over	11%	2.75%

     Supplemental Plan (1):

Age At End Of Plan Year In	Percent Of Monthly Compensation
Which Month Occurs	Contribution Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%

(1)	Once a participant reaches over 25 years of participation under the Supplemental Plan, that participant is no longer entitled to the monthly credit in the Supplemental Plan. For example, since Messrs. Davis and Post have over 25 years of participation in the Supplemental Plan, they would not be eligible for the Supplemental Plan credits.

     Benefits at retirement are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, a lump sum or an over and under pension which payments shall take into account old age Social Security benefits under the Social Security Act; however, benefits under the Traditional Formula are generally not available as a lump sum but are paid in the form of an annuity. The estimated annual benefits payable for life upon retirement at age 65 under the Account Balance Formula (both the Retirement Plan and the Supplemental Plan) for each of the named executive officers as of December 31, 2004, is as follows: Mr. Post – $8,184; Mr. Davis – $6,468; and Mr. Brandt – $27,396. These calculations use the assumption that benefits will be paid on a straight-life annuity basis.

Option II Plan

     In 1986 Mr. Post, and in 1984 and 1985 Mr. Davis, participated in Option II of the Arizona Public Service Company Deferred Compensation Plan, pursuant to which, each will receive an annual payment for a ten-year period following their retirement from the Company (the “Option II Plan”). The Option II Plan allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches sixty years of age and on or before the participant reaches seventy years of age. Under the Option II Plan, in the event Mr. Post elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $162,020. In the event Mr. Davis elects to begin payments following his retirement upon reaching 60 years of age, his annual payment would be $152,037. Each year thereafter that the initial payment is delayed, the annual installment increases by 6.5%. The annual payments under the Option II Plan are forfeited if the participant is not employed by the Company or one of its subsidiaries at the time he becomes available for early retirement (age 55), in which case the participant is only entitled to receive amounts the participant contributed to the Option II Plan, plus interest. This forfeiture provision does not apply if the participant fails to reach retirement age with the Company or one of its subsidiaries as a result of death.

Employment and Change-in-Control Agreements

     Neither Mr. Post nor Mr. Davis have an employment agreement with the Company.

     APS and Mr. Levine entered into a five-year employment agreement effective as of October 1, 2002. As amended to the date hereof, the agreement provides for Mr. Levine to participate in any annual officer incentive plan and to receive incentive payments thereunder based on his position and the attainment of specified objectives (e.g., earnings, business unit, and individual objectives) all in accordance with the terms of any such plan. Pursuant to the employment agreement, APS must request that the Human Resources Committee grant Mr. Levine awards under the 2002 Plan in an amount equivalent to 65%-85% of the amount of annual base awards granted to a member of the Office of the President under the 2002 Plan. In addition, APS must request the Human Resources Committee to grant Mr. Levine 2,000 performance shares each year under the 2002 Plan. Under his employment agreement, Mr. Levine was credited with an additional five years of service for pension purposes, resulting in a total of twenty years of service as of January 2004, and his pension benefit grows at 3% per year until his benefit reaches 70% of average annual compensation, which is scheduled to occur when he reaches 60. Mr. Levine may also receive additional compensation upon the Palo Verde Nuclear Generating Station maintaining specified federal and nuclear oversight program ratings for nuclear safety and for achieving successful outage results.

     The Company and Mr. Brandt entered into a letter agreement in November of 2002, pursuant to which five (5) years of service were credited to Mr. Brandt’s pension vesting only, effective as of the date of his employment.

     The Company and Mr. Wheeler entered into a letter agreement in June of 2001, pursuant to which Mr. Wheeler was credited with ten (10) years of vested service for purposes of calculating his pension, effective as of June 29, 2001. Mr. Wheeler also received two years of service for pension purposes in each of the first two years of employment.

     The Company has entered into identical change-in-control agreements with each of its executive officers, including each of the named executive officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change of control. The agreements provide for certain payments if, during the two-year period following a change of control of the Company, the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment. No severance benefits will be payable to an officer whose termination is due to retirement, disability, death, voluntary termination (except for good reason as described above), or for “cause” as defined in the agreements. The termination payment, if required, is an amount equal to three times the sum of the executive’s annual salary at the change in control as increased to the date of termination plus an annual bonus, as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost for three years. The termination is treated as a normal termination under the Company’s stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse, and outplacement services are provided. If Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments, the agreement further provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments. “Change of control” includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) the shareholders of either the Company or APS approve a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 1999, no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 1999, is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors. Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.

     Effective January 1, 1992, the Company established a deferred compensation plan for directors and officers of the Company pursuant to which amounts deferred are credited with interest at rates determined by the plan committee appointed by the Board (the “General Plan”). The General Plan was operated generally as described below with respect to the 2005 Plan. Effective January 1, 1996, the Company established a revocable trust to fund the benefits under the General Plan, the Option II Plan, and certain other benefits. Upon the occurrence of a “change of control” within the meaning of the General Plan and the trust, the interest rate under the General Plan shall be the enhanced rate established by the plan committee, and the trust will become irrevocable and the Company will be required to fully fund the benefits earned under the General Plan and the Option II Plan within 60 days after the occurrence of that event. The “change of control,” for purposes of the plans and trust, is defined in the same manner as the “change of control” definition contained in the severance agreements described above.

     On December 15, 2004, the Company was authorized to adopt a new non-qualified deferred compensation plan applicable to post-2004 deferrals (the “2005 Plan”). No future deferrals will be permitted under the Company’s previously existing non-qualified deferred compensation plan described above. The 2005 Plan will be based in large part on the prior plan and is required as a result of the new tax law requirements imposed by Internal Revenue Code Section 409A, which was added by the American Jobs Creation Act of 2004. Under the terms of the 2005 Plan, an account will be established for each participant to record the participant’s deferrals and interest credits. Participation in the 2005 Plan is limited to directors, officers and a select group of management or highly compensated employees of the Company, APS, SunCor, APSES, PWEC and El Dorado selected by an administrative committee appointed by the Company’s Board of Directors (the “Plan Committee”). Participants include Mr. Post and each of the named executive officers. A participant is allowed to defer up to 50% of the participant’s base salary and up to 100% of the participant’s bonus. Amounts deferred are credited with interest rates determined by the Plan Committee. Assuming the participants meet certain length-of-service requirements, the interest rate for 2005 under the General Plan and the 2005 Plan will be 7.5%. Deferrals of base salary must be made prior to the calendar year in which such base salary will be paid. Deferrals of any bonus payable in 2005 must be made before the end of 2004. Deferrals of bonuses paid in 2006 and future years must be made at least six months prior to the end of the earning period. When making a deferral election, a participant will also make an election regarding the timing and manner of distributions of the participant’s deferrals and interest thereon. Changes in any such election will be permitted only to the extent allowed by Internal Revenue Code Section 409A. All distributions under the 2005 Plan will be made in accordance with Internal Revenue Code Section 409A. The 2005 Plan was effective as of January 1, 2005.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE
LLP AS INDEPENDENT AUDITORS OF THE COMPANY

     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Shareholder ratification is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING 2005.

ADDITIONAL INFORMATION

How do we submit shareholder proposals or director nominations for the next Annual Meeting?

     Any shareholder who intends to have a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2006 Annual Meeting of the Company’s shareholders and who wishes to present the proposal at that meeting must submit the proposal in accordance with the applicable rules of the SEC. The Company must receive the proposal at its principal executive office on or before December 9, 2005. A shareholder who intends to present a proposal at the 2006 Annual Meeting but does not wish it to be included in the proxy statement and form of proxy must submit the proposal by the close of business on February 17, 2006, but not earlier than January 18, 2006, in accordance with the applicable provisions of the Company’s Bylaws, a copy of which is available upon written request to the Office of the Secretary. If a shareholder submits a proposal after the close of business on February 22, 2006, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2006 Annual Meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination on or before November 18, 2005 and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. See “How are nominees for the Board selected?” on page 5 of this proxy statement. The Company suggests that proponents submit their proposals and nominations to the Office of the Secretary by Certified Mail – Return Receipt Requested.

How many annual reports and proxy statements are delivered to a shared address?

     If you and one or more shareholders of Company stock share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of an annual report or proxy at the same address now or in the future may:

•	call the Company’s Shareholder Services at 1-602-250-5511;

•	mail a request to receive separate copies to Shareholder Services at P.O. Box 52132, Phoenix, AZ 85072-2132; or

•	e-mail a request to: shareholderdept@pinnaclewest.com;

and the Company will promptly deliver the annual report or proxy to you upon your request.

     Shareholders who own Company stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their broker.

     Shareholders currently receiving multiple copies of an annual report and proxy at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.

How much did this proxy solicitation cost?

     The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. Proxies are primarily sent by mail, although the Company may solicit consenting shareholders over the internet. The Company has retained Georgeson Shareholder to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $5,500, plus customary expenses. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

APPENDIX A

PINNACLE WEST CAPITAL CORPORATION

DIRECTOR INDEPENDENCE STANDARDS

(January 19, 2005)

BACKGROUND

     On November 4, 2003, the Securities and Exchange Commission (the “SEC”) approved corporate governance rules proposed by The New York Stock Exchange (“NYSE”). These rules were amended on November 3, 2004. Among other things, the rules require NYSE-listed companies, such as Pinnacle West Capital Corporation (the “Company”), to have a majority of “independent directors.” The rules include a list of relationships that would prevent a director from being independent under NYSE listing standards. Commentary to the rules includes the following language on this topic:

It is not possible to anticipate, or explicitly to provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director’s relationship to a listed company (references to “company” would include any parent or subsidiary in a consolidated group within the company). Accordingly, it is best that boards making “independence” determinations broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the listed company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. However, as the concern is independence from management, the [NYSE] does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

     In discussing a board’s determination of the “independence” of a director, commentary to the rules includes the following language:

     [A] board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. A company must disclose any standard it adopts. It may then make the general statement that the independent directors meet the standards set by the board without detailing the particular aspects of the immaterial relationships between individual directors and the company.

     The Board of Directors of Pinnacle West Capital Corporation (“Pinnacle West”) believes it is appropriate to adopt director independence standards designed to comply with the rules and to evaluate each director’s independence in light of these standards.

DIRECTOR INDEPENDENCE STANDARDS

1.	For purposes of these Director Independence Standards, (a) the term “Independent” has the meaning ascribed to such term in NYSE Rule 303A.02 and (b) the term “Company” means Pinnacle West and its consolidated subsidiaries.

2.	Pinnacle West will publicly disclose director independence determinations in accordance with NYSE rules and/or applicable law.

3.	No director qualifies as Independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board may make this determination upon its finding that a director does not have any of the relationships or interests described in Paragraphs 4 — 8 below.

4.	A director is not Independent who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer, of the Company.

5.	A director is not Independent if the director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service).

6.	A director is not Independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

7.	A director is not Independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

8.	A director is not Independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In the case of Company contributions to tax-exempt organizations that exceed the threshold in the previous sentence, a director will not be considered Independent only if the director is a paid executive officer (exclusive of expense reimbursements) of any such organization.

9.	For purposes of Paragraphs 4 — 8 above, (a) “immediate family members” consist of a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home and (b) the term “executive officer” means Pinnacle West’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any Pinnacle West vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other Pinnacle West officer who performs a policy-making function, or any other person who performs similar policy-making functions for Pinnacle West. Officers of Pinnacle West’s subsidiaries shall be deemed officers of Pinnacle West if they perform such policy-making functions for Pinnacle West.

10.	Nothing in these Director Independence Standards prohibits the Board of Directors from determining that a director is not Independent based on other relationships or transactions not specifically described in Paragraphs 4 — 8 above.

11.	Nothing in these Director Independence Standards prohibits the Board of Directors from adopting additional or different qualifications for director membership on a Board committee, it being understood that such qualifications will be separately approved by the Board and included in such Board committee’s charter.

     Effective as of January 19, 2005.

/s/ WILLIAM J. POST

William J. Post, Chairman of the Board
and Chief Executive Officer

Dear Shareholder:

Enclosed is your 2005 Pinnacle West Capital Corporation proxy card. You may now access the 2004 Annual Report and the 2005 Notice and Proxy Statement online at www.pinnaclewest.com. Please note, you will not receive a printed copy of these reports.

Please review the reports and then take a moment to vote online at www.proxyvotenow.com/pnw; as indicated on your proxy card. You may also vote by phone or mail; all voting options are included on your proxy card.

If you decide you would like a printed copy of either the Annual Report or the Notice and Proxy Statement, you may request one by calling us at 602-250-5511; or email at shareholderdept@pinnaclewest.com.

Your consent to view this information online results in significant printing and postage savings to the Company, contributing to shareholder value.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/pnw

•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-289-1787

•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR

MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

If you vote by Internet or by phone,
DO NOT mail your proxy card
Thank you for voting.

For shareholders who have elected to receive Pinnacle West’s Proxy Statement and Annual Report electronically, you can now view the 2005 Annual Meeting materials on the Internet by pointing your browser to http://www.pinnaclewest.com

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

☒

Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR proposals one (1) and two (2).

1.	Election of Directors

FOR ALL	☐	WITHHOLD ALL	☐	FOR ALL ALL EXCEPT	☐

Nominees:	01 — Edward N. Basha, Jr., 02 — Michael L. Gallagher, 03 — Bruce J. Nordstrom, 04 — William J. Post.

     To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

		FOR	AGAINST	ABSTAIN

2.	Ratification of Deloitte & Touch LLP as the Company’s independent auditors for fiscal year ending December 31, 2005	☐	☐	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
	Yes ☐	No ☐

To change your address, please mark this box and indicate new address on the reverse side.		☐
To include any comments, please mark this box and comment on reverse side.		☐

All owners should sign as their name appears hereon. Fiduciaries, trustees, and corporate officers should indicate title and authority.

	Date Shareholder sign here	Co-Owner sign here

Dear Shareholders,

The 2005 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Hyatt Regency Phoenix (Main Ballroom) 122 North Second Street, Phoenix, Arizona on May 18, 2005 at 10:30 a.m. Mountain Standard Time. At the meeting, shareholders will be asked to elect four (4) Class II Directors to serve on the Board until the 2008 Annual Meeting and to ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2005.

Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference.

Sincerely,

Nancy C. Loftin
Vice President, General Counsel and Secretary

PROXY FORM	Pinnacle West Capital Corporation	PROXY FORM

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 18, 2005.

The undersigned hereby appoints William J. Post and Nancy C. Loftin, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation, to be held May 18, 2005, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”) then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned’s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 15, 2005 will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee.

Voting with respect to the election of Directors may be indicated on the reverse of this card. Nominees for Director are: Class II — Edward N. Basha, Jr., Michael L. Gallagher, Bruce J. Nordstrom and William J. Post.

This proxy will be voted as specified on the reverse. If no specification is made, this proxy will be voted FOR proposals one (1) and two (2).

Continued on the reverse side.

PINNACLE WEST CAPITAL CORPORATION
P.O. BOX 11130
NEW YORK, N.Y. 10203-0130

CHANGE OF ADDRESS/COMMENTS